Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Allergan plc, on Form S-8 (File Nos. 333-191487 and 333-202833) of our report dated June 23, 2017 on our audits of the financial statements of the Allergan, Inc. Savings and Investment Plan as of December 31, 2016 and 2015, and for the year ended December 31, 2016, and of the supplemental schedules of Allergan, Inc. Savings and Investment Plan as of and for the year ended December 31, 2016, which report is included in this Annual Report on Form 11-K to be filed on or about June 23, 2017.

/s/ EISNERAMPER LLP

Iselin, New Jersey

June 23, 2017

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